Exhibit 99.1

Badger Meter Broadens Water Quality Offering With Acquisition of Analytical Technology, Inc.

MILWAUKEE--(BUSINESS WIRE)--January 8, 2021--Badger Meter, Inc. (NYSE: BMI) today announced the acquisition of Analytical Technology, Inc. (“ATi”), a privately held provider of water quality monitoring systems, for $44 million, funded with available cash.

Founded in 1992, with headquarters in Collegeville, Pennsylvania, USA, ATi specializes in the design, manufacture and distribution of water quality instruments based on electrochemical and optical sensors. In addition to water quality parameters, its technology is also used to detect toxic gasses used in water treatment and other applications.

With 2020 revenue of approximately $22 million, ATi solutions are deployed predominately in the U.S. and Europe, with the latter served from a regional office near Manchester, U.K. ATi offers modular, configurable and low-power multi-parameter water monitoring solutions that can be used in a variety of applications where periodic or continual monitoring is required. Data can be stored locally or communicated to a central database via almost any protocol.

Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer, Badger Meter, stated, “The combination of solutions - including industry-leading electrochemical sensors from ATi with premier optical water quality monitoring instruments from s::can, which we acquired in November 2020 - provides Badger Meter with a fully comprehensive, robust and scalable water quality monitoring offering that delivers real-time data on demand to municipal water utilities and industrial users.”

“Through both organic investments and accretive acquisitions, our core strategy is to continue to augment our smart water offerings by seamlessly integrating advanced technologies in instrumentation - including flow measurement, temperature, pressure and water-quality parameters - thereby enhancing the scope of valuable data for use by utilities and industrial customers,” Bockhorst added. “Leveraging our industry-leading ORION® Cellular endpoints, along with current and future communication and software technologies, we are creating robust digital solutions to operationalize real-time data into actionable insights that drive better results, optimize operations, reduce costs and create outstanding customer experiences.”

Bockhorst concluded, “I look forward to working alongside the talented ATi team and welcoming them into the Badger Meter organization. By leveraging our collective expertise, we believe we can continue to build out our smart water offerings and geographic reach, helping to preserve the world’s most precious resource.”

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit badgermeter.com.

About Analytical Technology, Inc (ATi)

ATi is a leading provider and innovator of water quality monitoring solutions, as well as toxic and combustible gas detectors, for municipal and industrial markets. Our pioneering and industry leading range of smart water distribution monitors, process control monitors and gas detectors are trusted to deliver reliable information and provide strategic solutions for the most demanding of applications. For more information, visit analyticaltechnology.com

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com